Exhibit 10.7

***	CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “***.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Personal & Confidential

August 1, 2011

David E. Silver

18 Ramsgate Drive

Olivette, MO 63132

Dear David:

As you know, Covidien plc (“Covidien”) is considering a spin-off of the Pharmaceuticals Segment of Covidien (“Segment”) resulting in the Segment becoming an independent, publicly-traded company or, alternatively, a sale of the Segment. Acknowledging your importance to any Spin or Sale process and the ongoing operation of the Segment’s business, Covidien has selected you to be eligible for a special supplemental compensation program, the terms of which are described in this letter agreement (“Agreement”). This Agreement is effective on the Effective Date and, unless Covidien extends this Agreement in writing, terminates on the Expiration Date if a Transaction has not been completed by the Expiration Date. Unless otherwise defined in the text of this Agreement, capitalized terms used in this Agreement are defined in Section 9 below.

As a condition to receiving any amounts described in this Agreement, you must (i) sign and return both copies of this Agreement to me no later than August 12, 2011, (ii) comply with the confidentiality provisions set forth in Section 6 of this Agreement and the terms of the Covidien Guide to Business Conduct and (iii) meet all other applicable requirements under this Agreement.

1. Benefits in the Event of a Spin. In the event of a Spin, you will be eligible to receive the benefits described in this Section 1, subject to the provisions of Section 3. If you are eligible for benefits pursuant to this Section 1, you shall not be eligible to receive any of the benefits described in Section 2 (“Benefits in the Event of a Sale”).

(a) Spin Bonus. If the Company consummates a Spin and you remain in the continuous employment of SpinCo from the Spin Date through the six (6) month anniversary of the Spin Date, the Company (or SpinCo, if so provided in the applicable separation or related agreement) shall pay to you a spin bonus equal to one hundred forty five thousand two hundred fifty six dollars ($145,256) (USD) (“Spin Bonus”). If you are eligible to receive a Spin Bonus, the Company (or SpinCo, if applicable) shall pay such bonus to you as soon as administratively practicable after the six (6) month anniversary of the Spin Date, but in no event later than ten (10) calendar days following such six (6) month anniversary date. If a Spin Bonus is payable pursuant to this Agreement, it shall be paid in a single lump sum payment, minus any applicable deductions or withholdings or other reductions required by applicable law. By signing this Agreement, you expressly authorize the Company (or SpinCo, if applicable) to make any necessary deductions, withholdings, or other reductions from the Spin Bonus payment. If your employment with SpinCo terminates for any reason before the date the Spin Bonus is paid, you will not be eligible to receive the Spin Bonus.

(b) Termination Bonus. If the Company consummates a Spin, you are employed with SpinCo immediately following the Spin, and your employment with SpinCo terminates under one of the circumstances described below before the date the Spin Bonus is paid, the Company (or SpinCo, if applicable) shall pay to you a termination bonus equal to one million dollars ($1,000,000) (USD) (“Termination Bonus”); provided, however, that your termination of employment is due to one of the following circumstances: (i) you resigned from employment with SpinCo for Good Reason before the date the Spin Bonus is paid; (ii) your employment with SpinCo was involuntarily terminated by SpinCo without Cause before the date the Spin Bonus is paid; or (iii) your employment with SpinCo is terminated before the date the Spin Bonus is paid due to your death or Permanent Disability. If any of these circumstances apply and you are eligible to receive a Termination Bonus, the Company (or SpinCo, if applicable) shall pay such bonus to you (or, in the case of your death, to your estate) as soon as administratively practicable after your employment termination date, but in no event later than thirty (30) days after your employment termination date. If a Termination Bonus is payable pursuant to this Agreement, it shall be paid in a single lump sum payment, minus any applicable deductions or withholdings or other reductions required by applicable law. By signing this Agreement, you expressly authorize the Company (or SpinCo, if applicable) to make any necessary deductions, withholdings, or other reductions from the Termination Bonus payment.

2. Benefits in the Event of a Sale. In the event of a Sale, you will be eligible to receive the benefits described in this Section 2. If you are eligible for benefits pursuant to this Section 2, you shall not be eligible to receive any of the benefits described in Section 1 (“Benefits in the Event of a Spin”).

(a) Retention Bonus.

(i) Subject to Subsection 2(a)(ii) below, the Company (or the Purchaser, if so provided in the purchase and sale agreement) shall pay to you a retention bonus equal to one million dollars ($1,000,000) (USD) (“Retention Bonus”) as soon as administratively practicable after the six (6) month anniversary of the Sale Date, but in no event later than ten (10) calendar days following such six (6) month anniversary date. If a Retention Bonus is payable pursuant to this Agreement, it shall be paid in a single lump sum payment, minus any applicable deductions or withholdings or other reductions required by applicable law. By signing this Agreement, you expressly authorize the Company (or the Purchaser, if applicable) to make any necessary deductions, withholdings, or other reductions from the Retention Bonus payment.

(ii) In order to receive the Retention Bonus, you must be actively employed by the Purchaser on the date the Retention Bonus is paid; provided, however, that if you are not actively employed by the Purchaser on the date that the Retention Bonus is paid and one of the following circumstances applies then the Company (or the Purchaser, if applicable) shall pay to you the Retention Bonus: (A) the Company involuntarily terminated your employment without Cause after the signing of an agreement, the consummation of which would constitute the Sale, and before the Sale Date; (B) you remained employed with the Company through immediately

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prior to the Sale but did not become an employee of the Purchaser immediately upon the consummation of the Sale and you did not receive an Offer of Comparable Employment from the Purchaser; (C) you became an employee of the Purchaser immediately upon the Sale Date, but you resigned from employment with the Purchaser for Good Reason or were involuntarily terminated by the Purchaser without Cause before the date the Retention Bonus is paid; or (D) you became an employee of the Purchaser immediately upon the Sale Date, but your employment with the Purchaser is terminated before the date the Retention Bonus is paid due to your death or Permanent Disability. If any of these circumstances apply, then the Company (or the Purchaser, if applicable) shall pay the Retention Bonus to you (or, in the case of your death, to your estate) as soon as administratively practicable after the Sale Date (in the case of (A) or (B) above) or your employment termination date (in the case of (C) or (D) above), but in no event later than thirty (30) days after the Sale Date or your employment termination date, as applicable.

(b) Sales Price Bonus. Upon the completion of a Sale, you will be eligible to receive a sales price bonus (“Sales Price Bonus”) from the Company (or the Purchaser, if so provided in the purchase and sale agreement) depending upon the Sales Price, as follows:

(i) If the Sales Price is less than ***, then the Sales Price Bonus is zero.

(ii) If the Sales Price equals or exceeds ***, then the Sales Price Bonus is five hundred thousand dollars ($500,000) (USD). The Sales Price Bonus shall not exceed five hundred thousand dollars ($500,000) (USD) under any circumstances.

(iii) If the Sales Price equals at least ***, but does not equal or exceed ***, then the Sales Price Bonus is determined by multiplying five hundred thousand dollars ($500,000) (USD) by a fraction, the numerator of which shall equal the excess of the Sales Price over *** and the denominator of which shall equal ***. For clarity, where the Sales Price equals at least *** but does not equal or exceed ***, the Sales Price Bonus shall be determined by the following formula:

Sales Price Bonus =	x $500,000

“SP” equals the Sales Price.

(iv) If (A) a Sales Price Bonus is determined pursuant to the provisions of Subsections 2(b)(ii) or 2(b)(iii) above, (B) you remain employed with the Company through the Sale Date, (C) you are not terminated by Purchaser for Cause after the Sale Date but before the date the Sales Price Bonus is paid, and (D) you otherwise meet the general conditions for payments under Section 3 of this Agreement, then the Company (or the Purchaser, if applicable) shall pay the Sales Price Bonus to you irrespective of whether you are actively employed by the Company or Purchaser on the date the Sales Price Bonus is paid. If a Sales Price Bonus is payable pursuant to this Agreement, the Company (or the Purchaser, if applicable) shall pay the Sales Price Bonus to you as soon as administratively practicable after the Sales Price Determination Date, but in no event after the later of (I) two and one-half months following the

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end of the calendar year in which the Sale occurs or (II) two and one-half months following the end of the Company’s fiscal year in which the Sale occurs (the “Latest Payment Date”). If the Latest Payment Date occurs prior to the Sales Price Determination Date, then the Company shall make a good faith estimate of the expected final Sales Price, which good faith estimate shall be considered the Sales Price for purposes of this Subsection 2(b) so that payment of any Sales Price Bonus may be made no later than the Latest Payment Date. If a Sales Price Bonus is payable pursuant to this Agreement, it shall be paid in a single lump sum payment, minus any applicable deductions or withholdings or other reductions required by applicable law. By signing this Agreement, you expressly authorize the Company (or the Purchaser, if applicable) to make any necessary deductions, withholdings, or other reductions from the Sales Price Bonus payment.

(c) Severance Benefits. If, on or after the Sale Date, but before the one year anniversary of the Sale Date, your employment with Purchaser is involuntarily terminated under circumstances that, had the Company terminated your employment while you were in employment with the Company, would have entitled you to severance benefits under the Covidien Severance Plan for U.S. Officers and Executives as in effect on the Sale Date (“Covidien Severance Plan”), and the severance benefits, if any, provided by the Purchaser are not at least equal to the severance benefits which you would have received under the Covidien Severance Plan had it applied, then the Company shall provide to you the difference between the severance benefits payable by Purchaser and the severance benefits provided for under the Covidien Severance Plan. The Company shall provide these benefits to you in a single lump sum payment as soon as administratively practicable following your employment termination date, but in any event not later than March 15th of the year following the year in which your employment termination date occurs. If the Purchaser provides severance benefits which equal or exceed the severance benefits provided for under the Covidien Severance Plan, then the Company shall have no obligation whatsoever with respect to such benefits.

3. General Conditions. In order to be eligible to receive any benefits under this Agreement, you must be actively employed by the Company and providing services to the Segment on the Transaction Date and you must satisfy any other condition set forth in this Agreement. You will not be eligible to receive any benefits under this Agreement under any of the following circumstances: (a) your employment with the Company terminates for any reason before the Transaction Date (including a voluntary termination and a termination due to death or Permanent Disability) other than, only to the extent described below, an involuntary termination without Cause; (b) you cease providing services to the Segment before the Transaction Date either as a result of a transfer of your employment within the Company or the reassignment of your duties to a segment of the Company other than the Segment; (c) the Transaction Date does not occur before the Expiration Date; or (d) the Company determines that you violated either the confidentiality provisions set forth in Section 6 of this Agreement or any provision of the Covidien Guide to Business Conduct at any time.

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4. Termination for Cause; Breach of Obligations. Notwithstanding any other provision of this Agreement to the contrary, you shall not be entitled to receive any payments under this Agreement (including, but not limited to, the Retention Bonus, the Sales Price Bonus, the Spin Bonus and the Termination Bonus) if the Company, Purchaser or SpinCo, as applicable, terminates your employment for Cause. You agree and recognize that should you breach any of the obligations or covenants set forth in this Agreement, the Company, Purchaser or SpinCo, as applicable, will have no further obligation to provide you with the benefits provided for herein, and will have the right to seek repayment of all consideration paid pursuant to this Agreement up to the time of any such breach. Further, by signing this Agreement, you acknowledge that, in the event of a breach by you of this Agreement, the Company, Purchaser, or SpinCo, as applicable, may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs. If it is discovered at any time that you engaged in behavior during employment with the Company, Purchaser or SpinCo that would have justified termination for Cause, then, at the Company’s election, any consideration payable to you under this Agreement shall immediately cease and you shall be required to return any consideration paid under this Agreement to the entity which paid it to you. The Company, Purchaser or SpinCo, as applicable, may withhold paying any further consideration pending resolution of an inquiry that could lead to a finding that you engaged in such behavior.

5. Outstanding Equity Awards. The Sale shall be considered a “Divestiture” under the award certificate applicable to equity awards over Covidien ordinary shares that are outstanding on the Sale Date. Any rights that you may have at the time of a Transaction with respect to any equity award (including stock options, restricted units and performance units) granted to you by Covidien (or over Covidien ordinary shares) will be governed by the terms of the plan document under which such award was issued, the accompanying award certificate and any operative agreement pursuant to which a Transaction is effectuated. By signing this Agreement, you hereby acknowledge and understand that nothing in this Agreement provides for accelerated vesting or other preferential treatment of any equity award over Covidien ordinary shares and that any rights to vesting or exercisability are governed in all respects by the terms of the applicable plan, award certificate and operative agreement pursuant to which a Transaction is effectuated.

6. Confidentiality.

(a) Except as required by any court or governmental entity, by signing this Agreement, you agree not to disclose or discuss with any person, except for your spouse (or domestic partner) and legal counsel, for a period commencing on the date hereof and until the one year anniversary of the Transaction Date (regardless of the termination of this Agreement) the existence or terms of this Agreement, the fact that the Transaction is being considered, the terms or conditions of the Transaction or the status of any Transaction discussions or negotiations; provided, however, that (i) you are free to consult with designated officers and other representatives of Covidien and/or the Segment business or with Covidien legal counsel (both in-house and outside counsel), accountants, financial and other advisors representing Covidien in connection with the Transaction; and (ii) as expressly permitted by Covidien’s Senior Vice President and General Counsel in writing, you may disclose such matters to, and discuss such matters with, prospective buyers.

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(b) By signing this Agreement, you also agree that you will not provide (and have not provided) any Confidential Information to any prospective buyer or any third party (including any investment bank) or other persons in connection with any proposed Transaction without the express prior written consent or approval of Covidien’s Senior Vice President and General Counsel. This provision should be considered in addition to any other obligation you have to protect Confidential Information, including without limitation, disclosure of any proprietary or confidential information to any third party, competitor or potential competitor, or use of such information for any purpose other than the benefit of the Company.

7. Cooperation in Transaction Efforts. An investment banking firm may be hired as an agent to help the Company effectuate the Transaction. As part of the process, an investment banking firm may be working with you and requiring your assistance in order to complete a successful Transaction. You agree to use your best efforts to cooperate with such investment banking firm and Covidien’s senior management as they negotiate the Transaction and, notwithstanding the confidentiality provisions of this Agreement, you are hereby permitted to so cooperate with representatives of such investment banking firm, as specifically designated by Covidien’s Senior Vice President and General Counsel. You also agree not to take any action which would favor or give any advantage to any one or more potential buyers, other than as specifically instructed by Covidien’s Senior Vice President and General Counsel, and agree to promote a Transaction and answer inquiries regarding a Transaction truthfully, to the best of your ability and consistent with your duty to act in the best interests of the Company. In addition, you agree to review the documents regarding the proposed Transaction before they are executed, particularly all representations and warranties made by the Company or their designees about the Segment’s business, and, if requested by Covidien’s Senior Vice President and General Counsel, to certify in writing that there are no material misstatements or omissions with respect to matters to which you have personal knowledge, if indeed that is the case. Your failure to comply with the terms of this Agreement and/or other Company policies including, but not limited to, the Covidien Guide to Business Conduct, may lead to discipline up to and including termination of employment.

8. Effect on Benefit Plans. No amounts payable pursuant to this Agreement shall constitute wages or compensation for purposes of determining the amount of any benefits (including, without limitation, severance benefits) you are or may be entitled to receive at any time from or under any employee benefit plan, program or arrangement maintained or contributed to by the Company.

9. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a) “Cause” means (i) the substantial failure or refusal to perform duties and responsibilities of your job as required by the Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo), (ii) a violation of any fiduciary duty owed to the Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo), (iii) the conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) any violation of Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo) rules or policy, or (vii) any other egregious conduct,

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that has or could have a serious and detrimental impact on the Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo) and its employees. Prior to a Transaction, and on or following a Transaction in circumstances which could affect obligations of the Company, Covidien’s Senior Vice President, Human Resources, in his sole and absolute discretion, shall determine whether Cause exists. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo) policy, dishonesty, and deliberate unsatisfactory performance (e.g., employee refuses to improve deficient performance).

(b) “Company” means Covidien and all of its subsidiaries and affiliates.

(c) “Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium (including digital media) that is disclosed to, or developed or learned by you in the performance of your duties for the Company and that relates to the business, operation, finances, products, services, and research and development of the Segment and/or the Company or its respective suppliers, customers or clients, including, without limitation: (i) information relating to strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices and programs, costs, pricing structures, and accounting practices; (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, such suppliers, clients and customers and their confidential information; (iii) compilations of data and analyses, processes, formulae, methods, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) computer software (including, without limitation, operating systems and applications), documentations, data and data bases; (v) inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice), and (vi) any other information covered by any Company policy or agreement regarding confidential, trade secret or proprietary information. On and following a Sale, Confidential Information shall mean, in addition to the information described in this paragraph, the information which would be described in this paragraph if “the Company” were replaced by “Purchaser” each time it appears in this paragraph. On and following a Spin, Confidential Information shall mean, in addition to the information described in this paragraph, the information which would be described in this paragraph if “the Company” were replaced by “SpinCo” each time it appears in this paragraph.

(d) “Effective Date” means August 1, 2011.

(e) “Expiration Date” means the second anniversary of the Effective Date.

(f) “Good Reason” means (i) any material reduction in your base salary or target bonus opportunity as in effect immediately before the Transaction Date, (ii) the assignment to you of duties which are materially inconsistent with the duties you performed immediately before the Transaction Date or the changing of your position (including changes in reporting relationships and level) which are materially adverse in comparison to your position immediately before the Transaction Date, (iii) a material reduction in the aggregate value of your long-term incentive opportunity and employee benefits as in effect immediately before the Transaction Date provided, however, that the actions in each of (i), (ii), and (iii) above will not be considered

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Good Reason unless (A) you describe the basis for the events, circumstances, or conditions alleged by you to constitute grounds for Good Reason in reasonable detail in a written notice provided to Purchaser or SpinCo, as applicable, within thirty (30) calendar days of your knowledge of such events, circumstances, or conditions alleged to constitute Good Reason, (B) Purchaser or SpinCo, as applicable, has failed to cure such events, circumstances, or conditions within thirty (30) calendar days of receiving such written notice and (C) you terminate your employment not later than ten (10) days following the expiration of the period described in clause (B).

(g) “Offer of Comparable Employment” means an offer of employment, or a confirmation of continued employment, that provides you with (i) the same or higher base salary and target bonus opportunity that were in effect immediately before the Sale Date; and (ii) a work location that is no more than fifty (50) miles from your work location immediately before the Sale Date.

(h) “Permanent Disability” means that you have a permanent and total incapacity from engaging in any employment for the Company, Purchaser, or SpinCo, as applicable, for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if you meet the requirements for disability benefits under the Company’s, Purchaser’s or SpinCo’s, as applicable, long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if you are designated with an inactive employment status at the end of a disability or medical leave.

(i) “Purchaser” means an entity which does not control, and is not controlled by or under common control with, Covidien, and which is the purchaser in the Sale, including for this purpose more than one such entity acting in concert to engage in the Sale.

(j) “Sale” means the sale of all or substantially all (measured as at least eighty percent (80%) of market value) of the assets of the Segment to a Purchaser.

(k) “Sale Date” means the closing date of the Sale.

(l) “Sales Price” means the (i) value of the consideration paid by Purchaser to the Company at closing for the Segment, including any amounts paid by Purchaser into an escrow to serve as recourse for indemnification or other obligations of the Company following the Sale Date, plus or minus, as the case may be, (ii) the amount of any post-closing purchase price adjustment pursuant to the definitive purchase and sale agreement with regard to the Sale.

(m) “Sales Price Determination Date” shall be the date of the final determination of the post-closing adjustments in accordance with the terms of the definitive purchase and sale agreement with regard to the Sale or, in the event that there is no post-closing adjustment, the Sale Date.

(n) “Spin” means a separation of the Segment from the Company through a pro-rata distribution of the equity of SpinCo to Covidien’s shareholders, or a similar transaction which is determined in writing by Covidien’s Senior Vice President, Human Resources, to be a Spin.

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(o) “SpinCo” means the business entity which directly and/or indirectly holds the assets constituting the Segment immediately prior to the Spin, the equity of which is distributed to Covidien’s shareholders in the Spin.

(p) “Spin Date” means the closing date of the Spin.

(q) “Transaction” means a Sale or Spin, as applicable.

(r) “Transaction Date” means the Sale Date or Spin Date, as applicable.

10. Interpretation of the Agreement. Covidien’s Senior Vice President, Human Resources has the discretionary authority to interpret the terms of this Agreement and resolve any disputes that may arise hereunder including, but not limited to, whether behavior by you constitutes Cause, the amount of the Sales Price, and the amount of any payments due to you under this Agreement. Any determinations made by Covidien’s Senior Vice President, Human Resources hereunder shall be final and binding on all parties.

11. Legal Remedy. You acknowledge that a remedy at law for any breach or threatened breach of this Agreement would be inadequate and, therefore, you agree that the Company, Purchaser and SpinCo as applicable, shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach. In the event of any action arising from or relating to this Agreement, the party substantially prevailing shall recover its costs, including reasonable attorneys’ fees.

12. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without reference to rules in respect of conflicts of laws.

13. Assignment; Successor. Neither this Agreement nor any rights or obligations created herein may be assigned or delegated by you. Tyco Healthcare Group LP is entering into this agreement on behalf of the Company and it may assign any rights and obligations it has under this Agreement to any Covidien subsidiary or affiliate without your consent, but shall remain liable for any payments provided hereunder that are not timely made by any such assignee. This Agreement shall be binding on any successor of the Company, and Covidien may and shall cause this Agreement to be binding on Purchaser (in the case of a Sale) or SpinCo (in the case of a Spin) if, and to the extent, necessary to ensure that the benefits promised hereunder are paid or provided as described herein.

14. Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall continue in full force and effect.

15. Complete Agreement. Except as otherwise provided herein, this Agreement is the complete agreement between you and the Company with respect to the subject matter contained in the Agreement and will supersede or replace all prior retention agreements or understandings between the parties, including the letter agreements dated December 6, 2010 and February 17, 2011, by and between you and the Company.

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16. Compliance with Internal Revenue Code Section 409A. The Company (but, without your written consent, not Purchaser or SpinCo) shall have the right to modify the timing and/or the method of payment of any amounts payable under this Agreement if such modification is necessary in order to avoid the imposition of the penalty tax under Internal Revenue Code Section 409A (“Section 409A”), but only to the minimum extent necessary to avoid such penalty tax. Notwithstanding the above, in the event that you are a “specified employee” (within the meaning of Section 409A and with such classification to be determined in accordance with the methodology established by the applicable employer), amounts and benefits that are deferred compensation (within the meaning of Section 409A) that would otherwise be payable or provided under this Agreement during the six (6) month period immediately following your employment termination date shall instead be paid, without interest, on the first business day after the date that is six (6) months following such termination date; provided, however, that if you die following the such termination date and prior to the payment of the any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of your estate within thirty (30) calendar days after the date of your death. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event shall a termination of employment occur for purposes of this Agreement until you experience a “separation from service” within the meaning of Section 409A, to the extent necessary to avoid the imposition of the penalty tax under Section 409A.

17. No Commitment. Nothing in this Agreement shall, or shall be construed to, subject the Company to any legal obligation of any kind whatsoever, under any theory of contract, detrimental reliance, fraud or otherwise, to cause a Transaction.

18. Amendments. No modification or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

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Please review this Agreement carefully. As a key management employee of the Segment, we certainly appreciate your efforts and the important role that you play in assuring that the Transaction is a success.

Sincerely,

/s/ Michael P. Dunford
Michael P. Dunford
Senior Vice President, Human Resources

If you are in agreement with the above and foregoing, please signify your acceptance by signing and dating both copies of this Agreement in the spaces below and returning both to me no later than August 12, 2011.

Signature:	/s/ David Silver	Date:	8/5/11

Printed Name:	David Silver

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